SCHEDULE 14A INFORMATION

       Proxy Statement to Section 14(a) of the Securities Exchange Act of 1934
                                   (Amendment No. )

         Filed by registrant /X/
         Filed by a party other than the registrant / /
         Check the appropriate box:
         / / Preliminary Proxy Statement
         / / Confidential, for Use of Commission Only (as permitted by Rule
             14a-6(e)(2))
         /X/ Definitive  Proxy  Statement
         / / Definitive  Additional Materials
         / / Soliciting  material  pursuant  to  ~240.14a-11(c) of ~240.14a-12
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                  (Name of Registrant as Specified in Its Charter)
                                    OEA, Inc.
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                    (Name of Person(s) Filing Proxy Statement)

         Payment of filing fee (Check the appropriate box):
         /X/  No Fee Required.
         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
              1) Title of each class of securities to which transaction applies:
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              2) Aggregate number of securities to which transactions applies:
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              3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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              4) Proposed maximum aggregate value of transaction:
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              5) Total fee paid:
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         / / Fee paid previously with preliminary materials.
         / / Check box if any part of the fee is offset as  provided by Exchange
             Act Rule 0-11(a)(2) and identifying the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
              1) Amount Previously Paid:
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              2) Form, Schedule or Registration Statement No.:
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              3) Filing Party:
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              4) Date Filed:
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


                                OEA, INC.
                             P.O. BOX 100488
                         34501 East Quincy Avenue
                          Denver, Colorado 80250


To the Stockholders of                                         December 8, 1997
OEA, INC.



     Notice is hereby given that the annual meeting of stockholders of OEA, INC. ("Company") will be held in the Management Briefing Center of Wells Fargo Bank of Denver, 17th and California Streets, Denver, Colorado, at 9:00 a.m. on Thursday the 15th day of January 1998, for the following purposes:

         (a)      Electing a Board of Directors for the ensuing year; and

         (b) Acting on management's proposal for the adoption of the OEA, Inc. 1997 Employee Stock Purchase Plan; and

         (c) Transacting such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record as shown by the transfer books of the Company at the close of business on November 28, 1997, are entitled to notice of, and to vote at, such meeting.

     Stockholders, whether or not they expect to attend the meeting in person, are requested to date, sign, and return the enclosed form of proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. The proxy is revocable at any time prior to the exercise thereof.




                                       By Order of the Board of Directors:




                                       J. Thompson McConathy
                                       Secretary

                                    PROXY STATEMENT

                         Annual Meeting of Stockholders of

                                       OEA, INC.

                           to be held on January 15, 1998

                                  GENERAL INFORMATION

     The solicitation of the proxy enclosed is made by and on behalf of the Board of Directors ("Board") of OEA, INC. ("Company"), to be used at the annual meeting of holders of Common Stock, $0.10 par value, of the Company ("Common Stock") to be held in the Management Briefing Center of Wells Fargo Bank of Denver, 17th and California Streets, Denver, Colorado, at the hour of 9:00 a.m. on Thursday the 15th day of January 1998, and at any adjournments thereof. This proxy statement and form of proxy are being mailed to stockholders on or about December 8, 1997.

     The purpose of the meeting is (i) to elect nine (9) directors for the ensuing year, (ii) to act on management's proposal for the adoption of the OEA, Inc. 1997 Employee Stock Purchase Plan (the "Plan"), and (iii) to act upon such other matters as may properly come before the meeting.

     Management does not know of any matters to be brought before the meeting other than those stated in the Notice of Meeting. If any other matters should, however, properly be brought before the meeting, or any adjournments thereof, the enclosed proxy will be voted in accordance with the judgment of the proxies therein named.

                           PROXY SOLICITATION

     The cost of the solicitation of proxies will be borne by the Company. Solicitations will be made only by the use of the mails, except that, if necessary, officers, directors and regular employees of the Company or its subsidiaries may make solicitations of proxies by telephone, facsimile or by personal calls; such persons will receive no special compensation for any solicitation activities. It is contemplated that brokerage houses and nominees will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their charges and expenses in such cases.

                                  VOTING

     The presence, in person or by proxy, of the holders of a majority of the votes represented by the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded from the vote and will have no effect. A properly executed proxy marked "abstain," although counted for purposes of determining the number of shares represented and entitled to vote at the Annual Meeting, will not be voted. Shares represented by "broker non-votes" (i.e. shares held by brokers or nominees that are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will have no effect on the outcome of the election of directors and will be deemed shares not entitled to vote and will not be included for purposes of determining the number of shares represented and entitled to vote for approval of the Plan at the Annual Meeting. Directors are elected by plurality vote of shares present at the meeting. The vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required to approve the Plan.

     All shares of Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares shall be voted FOR the election of the nine nominees for director. Any holder of Common Stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by filing with the secretary of the Company written revocation of his or her proxy prior to the voting thereof, giving a duly executed proxy bearing a later date or voting in person at the Annual Meeting. Attendance by a shareholder at the Annual Meeting will not in itself revoke his or her proxy.

     The Board has fixed the close of business on November 28, 1997, as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Shares represented by properly executed proxies will be voted at the meeting and at any adjournments thereof. Each share of stock will entitle the holder thereof to one vote on each matter presented at the meeting. The transfer books of the Company will not be closed. The mailing address and phone number of the Company's principal executive offices are P. O. Box 100488, Denver, Colorado, 80250, (303) 693-1248.


 On the record date there were 20,576,257 shares issued, outstanding, and eligible to vote.

                         FINANCIAL STATEMENTS

     An  annual  report  to  stockholders,   including   consolidated  financial
statements for the fiscal year ended July 31, 1997, is enclosed with this proxy statement.

                        ELECTION OF DIRECTORS

         At the Annual Meeting nine (9) directors are to be elected, each of whom shall hold office until the next annual meeting of stockholders or until his successor is duly elected and qualified. In the event of death or unforeseen contingencies rendering one or more of said persons unavailable for election, then such proxies will be voted to fill any vacancies so arising with such person or persons nominated by the management who has consented to serve if elected.

Information Concerning Nominees and Executive Officers

    Name                                  Position with Company

Ahmed D. Kafadar.............  Chairman of the Board and Chief Executive Officer
Charles B. Kafadar...........  President, Chief Operating Officer and Director
Ralph A. L. Bogan, Jr........  Director
James R. Burnett.............  Director
Lewis W. Watson..............  Director
Philip E. Johnson............  Director
George S. Ansell.............  Director
Robert J. Schultz ...........  Director
Erwin H. Billig..............  Director


         Ahmed D. Kafadar is Chairman of the Board of Directors and Chief Executive Officer of the Company, and has held such positions since 1957.
Mr. Kafadar, 82, is the founder of the Company.

         Charles B. Kafadar has been a Director of the Company since 1977 and was elected President and Chief Operating Officer of the Company in 1985.
Dr. Kafadar, 52, is the son of Ahmed D. Kafadar.

         Ralph A. L. Bogan, Jr. has been a Director of the Company since 1969. Mr. Bogan, 75, was Chairman and Chief Executive Officer of National Security Bank, Chicago from 1982 until his retirement in 1991, and is now a financial consultant.

         James R. Burnett has been a Director of the Company since 1977. Dr. Burnett, 72, was Executive Vice President and Deputy General Manager, Space and Defense Sector, of TRW, Inc. (manufacturers of military electronics and space hardware) from 1987 until his retirement in 1991, and is now a consultant.

         Lewis W.  Watson has been a Director of the  Company  since  1981.  Mr.
Watson, 56, has been President and Director of Intermountain Resources, Inc.(working in mining exploration) since 1981 and formerly was an Audit Partner with Peat, Marwick, Mitchell & Co., certified public accountants, through 1980.

         Philip E. Johnson has been a Director of the Company since 1986. Mr. Johnson, 50, is a Partner of Bennington, Johnson, & Reeve, P.C., a Denver law firm.

         George S. Ansell has been a Director of the Company since 1993. Dr. Ansell, 63, has been President of Colorado School of Mines (CSM) since 1984.
He came to CSM after serving as Dean of the School of Engineering at Rensselaer Polytechnic Institute (RPI) in Troy, New York where he was a 24-year member of the RPI faculty. Dr. Ansell is also a Director of Cyprus Amax Minerals Company.

         Robert J. Schultz has been a Director of the Company since 1993. Mr. Schultz, 67, was Vice Chairman of General Motors from August 1990 until his retirement in January 1993, and was responsible for GM Hughes Electronics
(defense and automotive electronics), Electronic Data Systems Corporation (information technology), and GM's Corporate Information Activity. Prior to this position, Mr. Schultz was Group Executive in charge of GM's former
Chevrolet-Pontiac-GM of Canada group from 1984 through 1989. In 1989, he was elected an Executive Vice President of GM. Mr. Schultz is also a Director of TexCo Communications and Delco Remey International.

         Erwin H. Billig became a Director of the Company in January 1996. Mr. Billig, 70, has been Vice Chairman of MascoTech, Inc. (major supplier to Ford, Chrysler, GM and European auto manufacturers) since 1993, Chairman of Titan Wheel International since 1993, and Vice Chairman of Delco Remy America since
1994. Prior to his current positions, Mr. Billig was Vice President of International Operations at MascoTech from 1977 to 1984 and President and Chief Operating Officer from 1984 to 1993.

Additional Executive Officers

         J. Thompson McConathy, 50, joined OEA and was elected Vice President of Finance and CFO in October 1996. Prior to joining OEA, Mr. McConathy held several senior financial positions with the Black & Decker Corporation over the past eight years and since 1990 served as the Vice President of Finance for the Commercial & Industrial Group.

         Ben E. Paul, 69, was elected President of OEA Aerospace, Inc. in May 1995. Prior to this election, Mr. Paul was Vice President of OEA Aerospace, Inc. since June 1994 and Director, Technical Operations since July 1992. Mr. Paul was one of the original members of OEA. Prior to rejoining OEA, Mr. Paul was Manager, Advanced Technology at Scot, Inc. (manufacturer of aerospace propellant devices) from 1978 to 1992.

The Company's executive officers serve at the will of the Board of Directors (see Employment Agreements under Remuneration of Officers and Directors).


                        COMMITTEES OF THE BOARD:  MEETINGS

         The Board has appointed standing Audit, Compensation, Corporate Responsibility and Board Committees. Members of the Audit Committee are Mr. Watson, Chairman, Mr. Bogan and Mr. Johnson. The Audit Committee's functions are to investigate and review accounting and audit procedures of the Company and to report its findings and recommendations to the Board for action. Dr. Burnett as Chairman, Mr. Bogan and Mr. Billig comprise the Compensation Committee. Its functions are to review officers' and certain key employees' compensation and to make recommendations to the Board of Directors in connection therewith. Members of the Corporate Responsibility Committee are Dr. Ansell, Chairman, Mr. Johnson and Mr. Schultz. The Corporate Responsibility Committee's functions are to promulgate and reaffirm ethical standards for the Company and to ensure that safety and environmental policies established are in effect. Members of the Board Committee are Dr. Burnett, Chairman, Dr. Ansell, Dr. Kafadar and
Mr. Schultz. The Board Committee's functions are to advise the Board on various matters relating to, but not limited to, the search and employment of senior OEA personnel and directors and term limits for directors. During fiscal year 1997 the Board held four meetings, the Audit Committee held two meetings, the Compensation Committee held two meetings, the Corporate Responsibility Committee held three meetings, and the Board Committee held two meetings and all directors attended at least 75% of the meetings of the Board Committees of which they were a member.


             PROPOSED OEA, INC. 1997 EMPLOYEE STOCK PURCHASE PLAN

The Proposal
         The OEA, Inc. 1997 Employee Stock Purchase Plan (the "Plan") was adopted by the Board of Directors, subject to stockholder approval, on October 30, 1997. The Plan provides for the purchase of up to 100,000 shares of the Common Stock ("Shares") by employees of the Company at a discount from market price. The Plan provides for payments for the Shares to be made through direct payroll deductions. The purpose of the Plan is to provide a method by which eligible employees of the Company and its U.S. subsidiaries may purchase shares of Common Stock of the Company by payroll deduction and at favorable prices. By this means, eligible employees will be given an opportunity to acquire an additional interest in the prosperity, growth and earnings of the Company and a further incentive to promote the best interests of the Company. If the Plan is not approved by stockholders, the Plan will not be implemented.

Description of the Plan
         The following summary of the Plan is qualified in its entirety by the complete text of the plan, which may be obtained from the Company by any stockholder.

         All regular employees of the Company and its U.S. subsidiaries who work at least 20 hours per week and who have been employed by the Company for at least one year are eligible to participate in the Plan. Employees who are officers of the Company within the meaning of the Securities Exchange Act of 1934, as amended, may not participate in the Plan. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code. The Plan will continue for five years unless earlier terminated by the Board.

         The Plan is administered by the Director of Personnel of the Company. The Plan consists of five consecutive one-year offering periods (each of which is referred to herein as an "Offering Period"), beginning on the third Friday in February each year (the "Offering Date") beginning in 1998 and continuing to the first Friday in April of the following year beginning in 1999 (the "Purchase Date"). As of each Offering Date, eligible employees will be entitled to subscribe for a number of Shares equal to the number of whole Shares that may be purchased for 15% of the eligible employee's annual base salary, not to exceed 500 shares or the equivalent of $25,000. Subscriptions must be filed during the six-week subscription period beginning on the Offering Date, and ending on the first Friday in April of the same calendar year. The purchase price for Shares purchased under the Plan will be 90% of the closing sale price on the applicable Offering Date or 90% of the closing sale price on the Purchase Date, whichever is less. If the price determined as of the Purchase Date is lower than the price determined as of the Offering Date, the subscriptions will not be increased; rather, any excess amounts will be refunded.

         The maximum number of Shares that may be purchased under the Plan during the Offering Period ending in April 1999 is 20,000 Shares, and for subsequent Offering Periods the maximum number of Shares that may be purchased under the Plan is equal to a proportionate number (based on the number of years remaining in the Plan) of the Shares remaining after the expiration of the prior Offering Periods. If subscriptions in any Offering Period exceed the maximum number of Shares under the Plan, the largest subscriptions will be reduced on a share-by-share basis until the oversubscription is eliminated. If any change is made in the Common Stock (through reorganization, recapitalization, stock split, stock dividend, split-up, combination of Shares, merger, consolidation, share exchange, or any other change in the capital structure), appropriate adjustments will be made as to the maximum number, kind and purchase price of Shares purchased under the Plan.

         A participant may cancel his or her subscription at any time up to two weeks before the Purchase Date by giving a two week written notice to the Company. No participant may purchase Shares under the Plan if, after giving effect to such purchase, such participant would own 5% or more of the outstanding Common Stock.

         If any right to purchase Shares outstanding under the Plan expires or is terminated for any reason, such Shares will be available for purchase under the Plan. Termination of a participant's employment for any reason other than as a result of a layoff subject to recall within 90 days, retirement or death terminates the participant's participation in the Plan. If an employee retires or dies prior to the Purchase Date applicable to an Offering Period in which the participant is participating, the participant or his or her estate, as the case may be, may elect within 30 days after the date of retirement or death to (i) cancel the subscription and receive in cash all funds previously deposited by the participant or (ii) apply the funds previously deposited to the purchase of as many whole Shares as such funds will purchase on the next Purchase Date. In such events, or in the event that a participant or his or her estate withdraws from the Plan, the payments credited to the participant's account will be returned to the participant (or the participant's personal representative) without interest, and the participant's rights under the Plan will terminate.

         The Board may modify, amend or terminate the Plan at any time without notice, except that no amendment may be made that would adversely affect a participant's rights under the Plan and any amendment which would (a)(i) decrease the purchase price of the Shares offered under the Plan, (ii) increase the maximum number of Shares that a participant may purchase, (iii) extend the duration of the Plan, or (iv) increase the number of Shares issuable under the Plan, or (b) change the Plan in a way to disqualify it under Section 423(b) of the Code, must be approved by stockholders.

Summary of Federal Income Tax Consequences of the Plan
         The following summary is for general information only and is limited to a discussion of federal income tax consequences of participation in the Plan as described, based upon the Code, regulations thereunder, rulings and decisions now in effect, all of which are subject to change. The summary does not discuss all aspects of income taxation that may be relevant to a particular participant in light of his or her personal circumstances.

         The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. Under the Code, no taxable income is recognized by the participant with respect to Shares purchased under the Plan either at the time of enrollment or at any Purchase Date at the end of an Offering Period. Taxable income is recognized only when a participant disposes of the Shares.

         If the participant disposes of Shares purchased under the Plan more than the later of two years from the beginning of the applicable Offering Period or one year from the Purchase Date, the participant would be deemed to have received compensation taxable as ordinary income equal to the lesser of (a) the amount of the discount allowed on the Shares purchased under the Plan; or (b) the excess of the fair market value of the Shares at the time of disposition over the purchase price. Any gain on the disposition in excess of the amount treated as ordinary income would be treated as capital gains. The Company is not entitled to take a deduction for the amount of the discount in the circumstances indicated above.

         If the participant disposes of Shares purchased pursuant to the Plan before the expiration of the required holding period described above (the "disqualifying disposition"),the participant would recognize ordinary income on the excess of the fair market value of the stock on the Purchase Date over the purchase price. The Company is entitled to a deduction equal to the amount the participant is required to report as ordinary compensation income.

Other Information
         The Company intends to register the Shares subject to the Plan on Form S-8 and to deliver prospectuses describing the Plan to participants.

         As of November 26, 1997, approximately 1,850 employees would be eligible to participate in the Plan. Because the price of the Shares to be purchased will not be established until the end of the first Offering Period, and because benefits to be received depend upon participants' decisions to participate throughout the Offering Periods, the benefits to be received under the Plan by the foregoing persons is not determinable at the date of this proxy statement. The closing market price of the Common Stock on the New York Stock Exchange Composite Tape on November 26, 1997 was $30.3125 per Share.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE OEA, INC. 1997 EMPLOYEE STOCK PURCHASE PLAN.


                      REMUNERATION OF OFFICERS AND DIRECTORS

Executive Compensation
         The following Summary Compensation Table sets forth a summary of the compensation paid by the Company during the last three fiscal years ended July 31, 1997, 1996 and 1995, to its Chief Executive Officer and the four other most highly compensated executive officers (the "named executive officers") during the fiscal year ended July 31, 1997.

                                Summary Compensation Table
                                   Annual Compensation                   Long-Term Compensation
                                   -------------------                   ----------------------
                                                                              Awards            Payouts
                                                                              ------            -------
                                                                                     Securities
                                                      Other Annual      Restricted   Underlying   LTIP         All Other
Name and                           Salary    Bonus     Compensation         Stock       Options   Payouts     Compensation
Principal Position         Year    ($)(1)   ($)(2)        ($)(3)         Award(s)($)      (#)       ($)          ($) (4)
------------------        -----   -------  --------    ------------     ------------ ----------   -------     ------------
Ahmed D. Kafadar.......    1997   442,000    52,000        --               --          2,500      --            7,918
  Chairman of the Board    1996   442,000    53,000        --               --          3,334      --            8,413
  and Chief Executive      1995   442,000    72,000        --               --             --      --            9,223
  Officer

Charles B. Kafadar.....    1997   350,002    48,000        --               --          2,500      --            7,474
  President and Chief      1996   350,002    49,000        --               --          3,000      --            7,940
  Operating Officer        1995   350,002    63,000        --               --             --      --            8,703

Ben E. Paul............    1997   200,013    25,000        --               --          1,000      --            7,124
  President of OEA         1996   190,781     3,000        --               --          2,000      --            7,567
  Aerospace, Inc.          1995   163,982    30,000        --               --             --      --            8,293

Paul J. Martin (5).....    1997   175,011     3,000        --               --          2,000      --            7,708
  Vice President           1996   175,011    24,000        --               --          2,000      --            8,189
  Administration           1995   155,779    30,000        --               --             --      --            8,977

J. Thompson McConathy..    1997   123,853    30,000        --               --             --      --            5,783
  Vice President           1996        --        --        --               --             --      --               --
  Finance                  1995        --        --        --               --             --      --               --

(1)Amounts shown include compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.

(2)Represents amounts accrued for executive officers pursuant to the Company's Incentive Compensation Plan.

(3)Other annual compensation provided during 1997, 1996, and 1995 did not exceed disclosure thresholds established by the Securities and Exchange Commission.

(4)Amounts include the Company's contribution to the Company's Profit Sharing Plan and Pension Plan.

(5)Paul J. Martin retired as Vice President, Administration on September 1,
   1997.

Incentive Compensation
The Board has, in each of the past several years, authorized payments of incentive compensation (bonus) to employees of the Company, in an aggregate amount to be allocated and distributed at the discretion of the Chairman and President. Sums shown above under "Bonus" include the incentive compensation accrued to the named executive officers and expensed for financial reporting purposes in fiscal years 1997, 1996 and 1995.

Directors' Compensation
The Directors of the Company who are employed by it or its subsidiaries were not additionally compensated for their services as Directors during fiscal year 1997. Directors not employed by the Company or its subsidiaries received a base compensation of $9,000 per annum, committee chairmen received an additional base compensation of $1,000 per annum, additional compensation of $2,900 for each board meeting attended, $2,500 for each committee meeting attended on days the Board of Directors did not meet and $2,300 for each committee meeting on days that the Board of Directors met. Directors utilized for consulting purposes received $2,500 per day for their services. Mr. Watson was paid $6,250 in fiscal year 1997 for his consulting services.

Profit Sharing Plan
The Company and its wholly owned subsidiary (OEA Aerospace, Inc.) maintain a profit sharing plan with salary reduction provisions permitted by Section 401(k) of the Internal Revenue Code of 1986, as amended, covering all of their employees. Each fiscal year, the Board of Directors of the Company determine the amount of its contribution to its plan up to 10% of the total compensation of all participants for such fiscal year. This contribution is allocated to the accounts of the participants based on a formula which takes into account the compensation and length of service of each participant. Vesting occurs at the rate of 20% at the end of two years of service, as defined in the plan, and 20% for each year of service thereafter, with full vesting at the end of six years of service. Upon normal retirement, death, disability or termination of employment, a participant's account balance is payable, at the administrative committee's option, either in a lump sum or in periodic payments over a period not to exceed ten years. The compensation column headed "All Other Compensation" includes the listed officers' benefits under the applicable profit sharing plan which were accrued during fiscal years 1997, 1996 and 1995.

Pension Plan
The Company and its wholly owned subsidiary (OEA Aerospace, Inc.) maintain a pension plan covering all of their employees. Each fiscal year the Company and its subsidiary contribute an amount equal to 5% of the aggregate compensation of all participants in the plan for such fiscal year. Vesting occurs at the rate of 20% at the end of two years of service, as defined in the plan, and 20% for each year of service thereafter, with full vesting at the end of six years of service. Upon normal retirement, death, disability or termination of employment, a participant's account balance is payable in the form of a joint and survivor amount if the participant is married, provided, however, if the participant is not married, or if the participant and his or her spouse so elect, the account balance may be paid in a lump sum or, with the administrative committee's permission, in periodic payments over a period not to exceed ten years. The Compensation column headed "All Other Compensation" includes the listed officers' benefits under the applicable pension plan which were accrued during fiscal years 1997, 1996 and 1995.

Employment Agreements
The Company has entered into an employment agreement with Ahmed D. Kafadar dated May 5, 1989, providing for his full time, active service as Chairman of the Board of Directors and Chief Executive Officer for an indefinite term. Mr. Kafadar's employment is terminable at any time at his election, or by the Company for any reason. The agreement provides for payments upon termination, pursuant to a formula based on his compensation for the three years prior to his termination, to Mr. Kafadar during his lifetime and to his surviving spouse for up to 15 years following his death. If Mr. Kafadar had terminated his employment as of July 31, 1997, payments calculated in accordance with the agreement would have approximated $154,600 per year for Mr. Kafadar, or $92,800 per year for his surviving spouse.

The Company has entered into an employment agreement with Charles B. Kafadar dated March 15, 1990, providing for his full time, active service as President and Chief Operating Officer for an indefinite term. Dr. Kafadar's employment is terminable at his election after age 65 and 33 years of continuous service, or by the Company at any time for any reason. Upon termination or retirement, the agreement provides for payments, pursuant to a formula based on his compensation for the three years prior to his termination, to Dr. Kafadar during his lifetime and, in the event of his death, his surviving spouse for up to 10 years. Dr. Kafadar will not be eligible to elect under the agreement to terminate his employment until 2010. If Dr. Kafadar had terminated his employment as of July 31, 1997, termination payments calculated in accordance with the agreement would have approximated $212,200 per year for Dr. Kafadar, or $106,100 per year for his surviving spouse.

Incentive Stock Option Plans
The stockholders approved an Employees' Stock Option Plan (the "Employees' Plan") on January 13, 1995, and a Nonemployee Directors' Stock Option Plan (the "Directors' Plan") on January 12, 1996. These plans provide for stock options to be granted for a maximum of 600,000 shares of Common Stock under the Employees' Plan and a maximum of 50,000 shares of Common Stock under the Directors' Plan. Options may be granted to employees and nonemployee directors at prices not less than fair market value of the Company's Common Stock on the date of grant. Options granted under the Employees' Plan may be exercised at such times after the grant date as specified by the Board, except for options granted to executive officers which may be exercised after six months, and options issued under the Directors' Plan may be exercised after the first six months following the grant date. All options must be exercised within 10 years of the grant date, except for those options granted to recipients who own more than 10% of the total combined voting power of the stock of the Company which must be exercised within 5 years of the grant date. Shares may be granted from either authorized but unissued Common Stock or issued shares reacquired and held as treasury stock.

The Company maintains an incentive stock option plan, for grants prior to July 28, 1994, which provides for the grant, by the Board of Directors, of options to purchase shares of the Company's Common Stock to those officers and key employees of the Company and its subsidiaries who have performed services which, in the opinion of the Board of Directors, were of special importance in the management, operation and development of the Company. Options granted are exercisable during the period commencing one year after the date of grant and ending ten years after the date of grant, except that any option granted to a recipient who owns more than 10% of the total combined voting power of the stock of the Company is exercisable only until five years after the date of grant. The exercise price of the options granted is to be equal to 100% of the fair market value of the Company's Common Stock on the date of the grant, except that the exercise price of any option granted to a recipient who owns more than 10% of the total voting power of the stock of the Company is to be equal to 110% of the fair market value of the Company's Common Stock on the date of the grant.

                       Option Grants in Last Fiscal Year

The following table sets forth information on option grants made during fiscal year 1997 to the named executive officers. (None of the named executive officers have ever received stock appreciation rights).

                                                  Individual Grants
       Name           Number of             % of Total                Exercise          Expiration          Potential Realizable
       ----          Securities              Options                   Price                Date              Value at Assumed
                     Underlying             Granted to              ($/Share)(1)                                Annual Rates
                       Options             Employees in                                                        of Stock Price
                       Granted            Fiscal 1997(3)                                                        Appreciation
                      (#)(1)(4)                                                                             for Option Term (2)
                     ----------           --------------             -----------        ----------        5%($)           10%($)
                                                                                                          ------          -------
Ahmed D. Kafadar        2,500                  9.69                    41.66             11/01/01         28,775           63,585
Charles B. Kafadar      2,500                  9.69                    37.88             11/01/06         59,556          150,927
Paul J. Martin          2,000                  7.75                    37.88             11/01/06         47,645          120,742
Ben E. Paul             1,000                  3.88                    37.88             11/01/06         23,823           60,371
J. Thompson                -                     -                       -                  -                -               -
McConathy

(1) On November 1, 1996, the Board of Directors granted options to purchase an aggregate of 25,800 shares of the Company's Common Stock at an exercise price equal to $37.88 per share, except that the exercise price of the options granted to any recipient who owns more than 10% of the total voting power of the Company was equal to $41.66 per share. The options granted will expire on November 1, 2006, except that the options granted to any recipient who owns more than 10% of the total voting power of the Company will expire on November 1, 2001. No consideration was or is to be received by the Company for the granting of any option.

(2)Potential realizable value is calculated based on an assumption that the price of the Company's Common Stock appreciates at the annual rates shown (5% or 10%), compounded annually, from the date of grant of the option until the end of the option term. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not in any way represent the Company's estimate or projection of future stock prices. Actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Company's Common Stock and the continued employment of the executive officer holding the option through its vesting period.

(3)Based on options to purchase an aggregate of 25,800 shares granted during fiscal year 1997.

(4)All options vest May 1, 1997.


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

The following table sets forth information on option exercises in fiscal year 1997 by the named executive officers and the value of such officers' unexercised options at July 31, 1997.

                                                                                      Number of
                                                                                     Securities
                                                                                     Underlying        Value of Unexercised
                                                                                     Unexercised           In-the-Money
                                     Number of                                       Options at          Options at Fiscal
                                      Shares                                       Fiscal Year-End        Year-End($)(1)
                                    Acquired on              Value                  Exercisable/           Exercisable/
      Name                           Exercise             Realized($)               Unexercisable          Unexercisable
      ----                          -----------           -----------              ---------------     --------------------
Ahmed D. Kafadar.......             6,000                111,600                       13,168/ -                 74,888/ -
Charles B. Kafadar.....            18,000                658,499                       53,500/ -              1,440,968/ -
Paul J. Martin.........             4,250                 81,125                        2,000/ -                    625/ -
Ben E. Paul............                 -                      -                        4,000/ -                 28,875/ -
J. Thompson McConathy..                 -                      -                            -/ -                      -/ -
-----------------------------------

(1) Only the value of unexercised, in-the-money options are reported. Value is calculated by (i) subtracting the total exercise price per share from the year-end market value of $38.1875 per share and (ii) multiplying by the number of shares subject to the option.


                  COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

 The Compensation Committee (the "Committee") is pleased to present its report on executive compensation. The Committee consists of three outside members of the Board of Directors, Dr. Burnett as Chairman, Mr. Billig and Mr. Bogan. This Committee report documents the components of the Company's executive officer compensation programs and describes the basis on which fiscal year 1997 compensation determinations were made by the Committee with respect to the Chief Executive Officer and other executive officers of the Company.

Compensation Philosophy and Overall Objectives of Executive Compensation
Programs

 It is the philosophy of the Company and Committee to ensure that executive compensation be primarily linked to corporate performance and increases in shareholder value. The following objectives have been adopted by the Committee as guidelines for compensation decisions:

o Provide a competitive total compensation package that enables the Company to attract and retain key executives.

o Integrate all pay programs with the Company's annual and long-term business objectives and strategy, and focus executive performance on the fulfillment of those objectives.

o Provide variable compensation opportunities that are directly linked with the performance of the Company and that align executive remuneration with the interests of stockholders.

Compensation Program Components

         The Committee annually reviews the Company's compensation program to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Company. The particular elements of the compensation program for executive officers are as follows:

         Base Salary - A variety of resources, including published compensation surveys, are used as general guidance in determining base salary levels. Although the Committee performs comparisons with companies of similar revenue size and industry groups, it does not specifically target compensation of the executive officers to compensation levels at other companies. Base pay levels for the executive officers are competitive within a range that the Committee considers reasonable and appropriate. Actual salaries reflect overall Company performance and contributions of the individual within a competitive salary range which is established through job evaluations and market comparisons. Please refer to the Summary Compensation Table for details regarding executive officer base salaries.

         Annual Incentive Compensation - The Company's officers, senior management personnel and all other personnel are eligible to participate in an annual incentive compensation (bonus) plan with awards based primarily on the achievement of certain corporate net earnings goals and related stock price appreciation. These goals are normally considerably higher than those being attained by other companies of similar or larger revenue size within its primary industry segments. The objective of this plan is to pay competitive levels of total compensation for the attainment of financial objectives that the Committee believes are primary determinants of share price over time. Specifically, the plan intends to focus corporate and individual performance on consistent and steady earnings growth. Targeted awards and base compensation for executive officers under this plan are consistent with targeted awards of companies of similar size and complexity to the Company. Actual awards are subject to increase or decrease on the basis of the Company's earnings performance and at the discretion of the Committee. Please refer to the Summary Compensation Table for details regarding executive officer incentive compensation.

         Stock Option Plan - The Committee believes that the best interests of stockholders will be served by providing executive officers and other key personnel who have substantial responsibility for the continued success and profitability of the Company with an opportunity to increase their ownership of Company Stock. Therefore, from time to time as recommended by the Committee, executive officers and key personnel are granted stock options in accordance with the Company's Incentive Stock Option Plan. These personnel have the right to purchase shares of Common Stock of the Company in the future, at the market value price of the stock on the date of the grant. The value of the options granted relates to personal performance and corporate goals achieved. Please refer to the Summary Compensation Table for details regarding executive officer stock options.

         Chief Executive Officer Compensation - In determining Mr. Ahmed D. Kafadar's fiscal year 1997 pay and the structure of his total compensation package, the Committee considered OEA's technical and financial performance during 1997, the magnitude and effectiveness of the Company's continued expansion into the automotive products industry, the relationship of Mr. Kafadar's compensation with the 75th Percentile Market Consensus for Executive Compensation, comparisons with executives of automotive safety products and aerospace companies of similar revenue size, and the 1997 Crystal Report on the total direct compensation of CEO's in 500 middle market-cap firms.

         During fiscal year 1997, OEA had another record year and continued its successful growth in its automotive safety products segment. In 1997, the Company increased automotive sales by 46% and operating profit by 37% which were derived from air bag inflators and initiators. Automotive product sales increased to 80% of total sales compared to 76% in the prior year and 70% in 1995. The Company produced an unprecedented 3 million "smokeless" hybrid inflators in its first year of production for delivery to air bag module manufacturers.

         The Committee recognizes Mr. Kafadar's significant contribution to the above; however, his base salary was not increased during 1997.

         Internal Revenue Code Section 162(m) Implications for Executive Compensation - The Committee is responsible for addressing the issues raised by Internal Revenue Code Section 162(m) ("Section 162(m)"). This Section limits to $1 million the Company's deduction for compensation paid to certain executive officers of the Company which does not qualify as "performance-based". To qualify as performance-based under Section 162(m), compensation payments must be made pursuant to a plan that is administered by a committee of outside directors and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the Committee must certify that the performance goals were achieved before payments can be awarded. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1998 will exceed the $1 million limit per officer. Accordingly, the Compensation Committee has not at this time instituted any changes to its compensation policies to take into account the $1 million limitation.

The Committee continues to carefully consider the impact of this tax code provision and will monitor the level of compensation paid to the executive officers in order to take any steps which may be appropriate in response to the provisions of Section 162(m).

         Summary - Based upon its review of the Company's performance, base salary and total cash executive compensation comparisons with companies of similar revenue and industry groups, and the 1997 Crystal Reports, the Committee believes that the total compensation program for certain executive personnel of the Company may not be competitive. This matter is being thoroughly reviewed at this time. The Committee also believes that the stock option program provides opportunities to participants that are consistent with the returns generated for the Company's Stockholders.


                         Dr. J. Robert Burnett, Chairman
                         Erwin H. Billig
                         Ralph A. L. Bogan, Jr.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                            Certain Beneficial Owners

         As  of  November  28,  1997,  the  following   persons,   exclusive  of
management, were known to the Company to own beneficially more than 5% of the Company's Common Stock (the only class of voting securities of the Company):

    Name and Address of                  Amount and Nature of       Percent
     Beneficial Owner                    Beneficial Ownership*      of Class*

T. Rowe Price Associates, Inc..........      2,087,400 (1)            10.1
100 E. Pratt Street
Baltimore, Maryland  21202

Raymond Shaheen, Esq., Trustee.........      1,376,616 (2)             6.7
20 North Wacker Drive
Chicago, Illinois  60606

Montgomery Asset Management L.P........      1,235,000 (3)             6.0
600 Montgomery Street, Suite 1700
San Francisco, California



 * This information is taken from statements filed by beneficial owners with the SEC and by reference to the transfer agent's records as of November 28, 1997.

(1) T. Rowe Price Associates, Inc. is a Registered Investment Advisor and the shares are owned on behalf of their clients. T. Rowe Price has sole investment authority over all shares and sole voting authority for 328,400 shares and no voting authority over 1,759,000 shares.

(2) Mr. Shaheen holds record title and voting rights to such shares under the terms of four separate trusts established by Ahmed D. Kafadar in 1960 for the benefit of his children.

(3) Montgomery Asset Management L.P. is a Registered Investment Advisor and the shares are owned on behalf of their clients. Montgomery Asset Management has advised us that they have sole investment authority over 905,000 shares, sole voting authority for 741,000 shares and no voting authority over 494,000 shares.



                                MANAGEMENT

         As of November 28, 1997, the following Directors and named executive officers, individually, and all Directors and officers as a group, beneficially owned shares of the only class of voting securities of the Company (i.e. Common Stock, $0.10 par value) as follows:

                                                  Amount and Nature of                          Percent
      Name of Beneficial Owner                    Beneficial Ownership**                       of Class**
      ------------------------                    ----------------------                       ----------
Ahmed D. Kafadar........................               2,636,761(1)(4)                            12.8
Charles B. Kafadar......................                 124,646(2)(4)                              -
Ralph A. L. Bogan, Jr...................                 119,850(4)                                 -
James R. Burnett........................                  19,250(3)(4)                              -
Lewis W. Watson.........................                   2,750(4)                                 -
Philip E. Johnson.......................                  13,250(4)                                 -
George S. Ansell........................                   1,450(4)                                 -
Robert J. Schultz.......................                   5,250(4)                                 -
Erwin H. Billig.........................                   1,250(4)                                 -
J. Thompson McConathy...................                     600                                    -
Ben E. Paul.............................                  47,627(4)                                 -
All Directors and Executive Officers
  as a group(the 11 persons named above)               2,972,684                                   14.4


 **This information is taken from statements filed by beneficial owners with the SEC and by reference to the transfer agent's records as of November 28, 1997. A line indicates ownership of less than 1%.

(1)Includes 27,668 shares held by Mr. Kafadar of record, 70,012 shares held in joint tenancy with his wife, 1,167,597 shares held as trustee of the Ahmed D. Kafadar Family Trust, 568,838 shares held as trustee of the Maryanna B. Kafadar Family Trust and 793,478 shares held as trustee of the Ahmed D. Kafadar Marital Trust. Does not include 43,266 shares held by his wife in her own name, of which he disclaims beneficial ownership.

(2)Includes 73,445 shares held by Dr. Kafadar of record and 15,701 shares held in joint tenancy with his wife, in which voting power is shared. Does not include 10,250 shares held by his wife in her own name or 34,339 shares held by his wife as custodian for their minor children, of which he disclaims beneficial ownership.

(3)Dr. Burnett holds these shares in a living trust with his wife, in which voting power is shared.

(4)Includes unexercised stock options under the Company's stock option  plans:
     Mr. A. D. Kafadar, 9,168 shares; Dr. C. B. Kafadar, 35,500 shares; Mr. R.
     A. L. Bogan, Jr., 1,250 shares; Dr. J. R. Burnett, 1,250 shares; Mr. L. W. Watson, 1,250 shares; Mr. P. E. Johnson, 1,250 shares; Dr. G. S. Ansell, 1,250 shares; Mr. R. J. Schultz, 1,250 shares; Mr. E. H. Billig, 1,250 shares; and Mr. B. E. Paul, 4,000 shares.


Section 16(a) Beneficial Ownership Reporting Compliance

 Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission, the New York Stock Exchange and the Company.

 Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that with respect to transactions required to have been reported in fiscal 1997 or on a Form 5 for the fiscal year ended July 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were in compliance, except for a Form 3 report and a Form 4 report which were filed late by Mr. McConathy.

                             PERFORMANCE GRAPH

 The following graph compares the yearly percentage change in cumulative total stockholder return on the Company's Common Stock during the five years ended July 31, 1997, with the cumulative total return on the S&P 500 Index and the S&P Automobiles Index. The comparison assumes $100 was invested on July 31, 1992, in the Company's Common Stock and in each of such indices and assumes reinvestment of dividends, if any.


















                                   Data Points
                                         1992      1993        1994       1995      1996       1997
                                         ----      ----        ----       ----      ----       ----
|X| OEA, Inc......................       100        109        130        130        152        168
+   S&P 500.......................       100        109        114        144        168        256
t   S&P Automobiles...............       100        129        147        143        161        213



             PROPOSALS FOR THE NEXT ANNUAL MEETING OF STOCKHOLDERS

 Stockholder proposals must be received at the corporate offices of the Company, 34501 East Quincy Avenue (if by mail, addressed to P. O. Box 100488), Denver, Colorado 80250, no later than August 10, 1998, for inclusion in the proxy statement for the next annual meeting of stockholders.

                                 AUDITORS

 Ernst & Young LLP, who have been auditors for the Company and its subsidiaries since fiscal year 1991, have been selected by the Board of Directors as auditors for the Company and its subsidiaries for the fiscal year ending July 31, 1998.

 Representatives of Ernst & Young LLP are expected to be present at the annual meeting of stockholders. They shall be given the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                                 OEA, INC.

               PROXY SOLICITED BY THE BOARD OF DIRECTORS
          FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                  THURSDAY, JANUARY 15, 1998 AT 9:00 A.M.



The undersigned hereby constitutes and appoints AHMED D. KAFADAR, CHARLES B. KAFADAR and J. THOMPSON McCONATHY, and each of them, his true and lawful agents and proxies with full power of substitutions in each, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of OEA, INC. to be held in the Management Briefing Center of Wells Fargo Bank of Denver, 17th & California Streets, Denver, Colorado, on Thursday, January 15, 1998 at 9:00 a.m., and at any adjournments thereof, on all matters coming before said meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED, FOR APPROVAL OF THE OEA, INC. 1997 EMPLOYEE STOCK PURCHASE PLAN, AND IN THE DISCRETION OF THE PERSONS NAMED, UPON OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.


                           (Continued and to be signed on the other side.)


MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW


1. To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

     FOR all                                          WITHHOLD
 nominees listed                                     AUTHORITY


Nominees: Ahmed D. Kafadar, Charles B. Kafadar, Ralph A. L. Bogan, Jr., James R. Burnett, Lewis W. Watson, Philip E. Johnson, George S. Ansell, Robert J. Schultz, and Erwin H. Billig

To withhold authority to vote for any nominee(s), write such nominee(s), name(s) below.



2. Adoption of the proposed OEA, Inc. 1997
   Employee Stock Purchase Plan

   FOR     AGAINST         ABSTAIN

Please sign exactly as your name appears hereon. If the stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Dated


                                                    SIGNATURE(S)


Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

                                                               APPENDIX A

                          FORM OF THE OEA, INC. 1997 EMPLOYEE
                                 STOCK PURCHASE PLAN

ESTABLISHMENT AND PURPOSE

         The OEA, Inc. 1997 Stock Purchase Plan (the "Plan") was adopted by the Board of Directors of OEA, Inc. (the "Corporation") on October 30, 1997, [and was approved by the stockholders at the Annual Stockholders Meeting on January 15, 1998.]

         The purpose of The OEA, Inc. 1997 Employee Stock Purchase Plan is to provide a method by which eligible employees of OEA, Inc. and its Subsidiaries may purchase shares of Common Stock of the Corporation by payroll deduction and at favorable prices. By this means, eligible employees will be given an opportunity to acquire an additional interest in the prosperity, growth and earnings of the Corporation and a further incentive to promote the best interests of the Corporation. The Corporation intends this plan to qualify as an "employee stock purchase plan" under Section 423 of the Code and this Plan shall be so construed. Any term not expressly defined in this Plan, but defined for purposes of Section 423 of the Code shall have the same definition herein.

1.       Definition

         The following terms shall have the meanings set forth below:

         (a) "Base Salary" shall mean an Eligible Employee's annual basic or regular compensation from the Corporation and its Subsidiaries, based on his or her compensation rate in effect at the applicable Offering Date, excluding overtime, commissions, bonuses and other non-basic compensation items. In the case of an Eligible Employee who has no basic or regular rate of compensation, his or her "Base Salary" shall be an amount determined by the Corporation in its discretion to reflect the basic salary rate that would apply to that Eligible Employee if he or she was paid a regular salary for comparable services.

         (b) "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and any regulations promulgated thereunder.

         (c) "Common Stock" shall mean the shares of common stock, par value $.10 per share, of the Corporation.

         (d)      "Corporation" shall mean OEA, Inc.

         (e) "Eligible Employees," as of any applicable Offering Date, shall mean all Employees who have been in the employ of the Corporation or any of its Subsidiaries continuously for at least one year, other than (i) persons who are officers of the Corporation within the meaning of the Exchange Act on the applicable Offering Date, unless they are not "highly compensated employees," as defined in Section 414(q) of the Code; (ii) persons who are paid through a non-U.S. payroll; and (iii) persons who, after purchasing shares of Common Stock under the Plan, would own shares of capital stock possessing five percent or more of the total combined voting power or value of all classes of outstanding capital stock of the Corporation or any of its Subsidiaries. For purposes of the preceding sentence, capital stock that any person may purchase under outstanding stock options shall be treated as owned by the person and the provisions of Section 424(d) of the Code shall apply. An Eligible Employee who terminates employment with the Corporation and all of its Subsidiaries shall become eligible to participate in the Plan as of the Offering Date immediately following his or her reemployment with the Corporation or any of its Subsidiaries regardless of his or her period of employment following reemployment, provided such person otherwise then qualifies as an Eligible Employee.

         (f) "Employee" shall mean each active, regular full-time or active, regular part-time employee of the Corporation or any of its Subsidiaries, including but not limited to officers of the Corporation and its Subsidiaries, provided that such employee's normal work week is at least 20 hours per week and provided further that "Employee" shall not include any employee who is on leave or layoff status or is otherwise inactive.

         (g) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         (h) "Offering Date" shall mean the third Friday in February in each of the years 1998 through 2002.

         (i) "Offering Period" shall mean each of the periods commencing on an Offering Date and ending on the Purchase Date in the year immediately following such Offering Date.

         (j) "Option" shall mean a right granted pursuant to the Plan to purchase shares of Common Stock in each of the respective Offering Periods in an amount determined in accordance with the terms of the Plan.

         (k) "Participant," as it relates to an Offering Period, shall mean each Eligible Employee who has executed a subscription agreement in accordance with Section 4 of the Plan and whose subscription and related Option have not been canceled.

         (l)      "Plan" shall mean The OEA, Inc. 1997 Employee Stock Purchase
                  Plan.

         (m) "Purchase Date" shall mean the first Friday in April in each of the years 1999 through 2003.

         (n) "Stock Price" shall mean the closing price per share of Common Stock as reported in the New York Stock Exchange Composite Transactions for the New York Stock Exchange, or if such shares of Common Stock are not sold on such date, the closing price per share of Common Stock as reported in the New York Stock Exchange Composite Transactions for the New York Stock Exchange for the most recent prior date on which shares of Common Stock were sold.

         (o) "Subsidiaries" shall mean a corporation of which capital stock possessing more than 50% of the total combined voting power of all classes of its capital stock entitled to vote generally in the election of directors is owned in the aggregate by the Corporation, directly or indirectly, through one or more Subsidiaries.

2.       Eligibility to Participate; Grant of Option

         (a) As of any Offering Date, each Eligible Employee shall be granted an Option, which shall entitle the Eligible Employee to purchase shares of Common Stock in accordance with the terms and conditions of the Plan. Subject to the further limitations set forth in Section 2(b) of the Plan, the maximum number of shares of Common Stock that an Eligible Employee shall be entitled to purchase pursuant to such Option will equal the lesser of (i) for each calendar year, the number of whole shares of Common Stock purchasable for $25,000 based on the Stock Price on the applicable Offering Date and aggregated with the eligible employee's rights to purchase stock under all other plans maintained by the Corporation; (ii) the number of whole shares of Common Stock purchasable for 15% of the Eligible Employee's Base Salary based on the Stock Price on the applicable Offering Date, or (iii) 500 shares of Common Stock.

         (b) Notwithstanding the provisions of Section 2(a) of the Plan, the maximum number of shares of Common Stock purchasable by all Eligible Employees during an Offering Period shall be as follows: during the Offering Period ending in April, 1999, 20,000 shares; during the Offering Period ending in April, 2000, one-fourth of the shares of Common Stock remaining under
                  Section 3 after the first Offering Period; during the Offering Period ending in April, 2001, one-third of the shares of Common Stock remaining after the first two Offering Periods; during the Offering Period ending in April, 2002, one-half of the shares of Common Stock remaining after the first three Offering Periods; and during the Offering Period ending in April, 2003, all of the shares of Common Stock remaining under the Plan. In the event of an oversubscription for shares of Common Stock during any Offering Period, the largest subscriptions shall be reduced until the oversubscription is
                  eliminated.   For example, if there was an oversubscription
                  of 150 shares and there were three subscriptions for 100 shares each with the next largest subscription being for 50 shares, each of the 100 share subscriptions would be reduced to 50 shares.

3.       Stock Subject to the Plan

         (a) There shall be reserved for the granting of Options under the Plan and for issuance and sale pursuant to such Options 100,000 shares of Common Stock. The shares of Common Stock to be issued upon the exercise of Options under the Plan shall be made available from the authorized and unissued shares of Common Stock or may be Treasury shares. If for any reason shares of Common Stock as to which an Option has been granted cease to be subject to purchase thereunder, then such shares of Common Stock again shall be available for Issuance pursuant to Options under the Plan.

         (b) In the event of any reorganization, recapitalization, stock split, stock dividend, combination of shares of Common Stock, merger, consolidation, share exchange or any other change in the capital structure of the Corporation, the Board of Directors of the Corporation may make such adjustments which it deems appropriate in the number, kind and purchase price of the shares of Common Stock subject to Options under the Plan.

4.       Subscription Agreements

         On or about each Offering Date the Corporation shall make subscription agreements available to all Eligible Employees. To subscribe for shares of Common Stock in connection with an Offering Period, an Eligible Employee must complete, execute and deliver a subscription agreement to the Corporation between the Offering Date and the close of business on the first Friday in April in the same calendar year. A separate subscription agreement must be executed for each Offering Period under the Plan.

 5.      Purchase Price

         The purchase price per share of Common Stock purchasable under Options granted in respect of each Offering Period under the Plan shall be equal to the lesser of 90% of (i) the Stock Price on the Offering Date or (ii) the Stock Price on the applicable Purchase Date in each case adjusted down to the nearest one-sixteenth point (.0625).

6.       Payment; Currency

         (a) Payment for shares of Common Stock shall be made through payroll deductions in equal installments over a period of 50 weeks, with no right of prepayment. Payment for shares of Common Stock subscribed for under the Plan shall be made in United States dollars.

         (b) Notwithstanding the provisions of Section 6(a) of the Plan, Eligible Employees who have subscribed for shares of Common Stock under the Plan who, subsequent to the applicable
                  Offering Date, are on leave or layoff status and who are eligible to continue participation in the Plan shall be entitled to make installment payments by personal check or through any other arrangement acceptable to the Corporation.

         (c) If, as of the Purchase Date, a Participant has made an overpayment for the number of shares of Common Stock subscribed for in respect of the applicable Offering Period, either as a result of the application of Section 5 of the Plan or otherwise, such overpayment shall be refunded as soon as practicable.

7.       Cancellation of Participation

         (a) A Participant may cancel his or her subscription in respect of any Offering Period at any time prior to the applicable Purchase Date by giving written notice of cancellation of the subscription to the Corporation at least two weeks before the Purchase Date. As soon as practicable after receipt of any such written notice the Corporation will return the funds previously deposited by the Participant, without interest thereon.

         (b) In the event that any installment payment due under the Plan remains unpaid for a period of 30 days without arrangements being made for the payment of such installment, which arrangements are acceptable to the Corporation in its sole discretion, the subscription and Option relating to the unpaid installment shall be canceled automatically without further action by the Participant or the Corporation. As soon as practicable after any such cancellation, the Corporation will return the funds previously deposited by the Participant, without interest thereon.

         (c) In the event that a Participant's employment with the Corporation and its Subsidiaries is terminated (other than as a result of layoff subject to recall within 90 days but including, without limitation, as a result of the sale by the Corporation or any of its Subsidiaries of a Subsidiary, business, or product line) prior to the Purchase Date applicable to an Offering Period in which the Participant is participating, his or her subscription and the Option relating thereto shall be deemed canceled automatically without further action by the Participant or the Corporation. In the event that a Participant is laid off or is on a leave of absence prior to the Purchase Date applicable to an Offering Period in which such Participant is participating, the Participant shall continue to participate in the Plan, unless he or she does not resume employment within 90 days beginning on the date such layoff or leave commenced, in which case his or her subscription and the Option relating thereto shall be deemed automatically canceled at the close of business on the 90th day after the date such layoff or leave commenced. As soon as practicable after any such cancellation, the Corporation will return the funds previously deposited by such Participant, without interest thereon.

         (d) In the event that a Participant retires with a right to receive an immediate retirement benefit or dies prior to the Purchase Date applicable to an Offering Period in which the Participant is participating, the Participant or his or her estate, may elect within 30 days after the date of retirement or death to (i) cancel the subscription and Option relating thereto and receive in cash the funds previously deposited without interest thereon, or (ii) apply the funds previously deposited to the purchase of as many whole shares of Common Stock as the funds will purchase at a price equal to the purchase price calculated in accordance with Section 5 of the Plan, with the balance being refunded to the Participant or his or her estate. A failure by the Participant or his or her estate to make such an election shall be treated as a notice of cancellation under Section 7(a) of the Plan.

8.       Exercise of Option; Certificates

         (a) Options granted to Eligible Employees whose subscription has not been canceled in accordance with the terms of the Plan shall be deemed to have been exercised, in respect of each Offering Period, on the applicable Purchase Date without further action by the Eligible Employee or the Corporation.

         (b) Upon the exercise of any Options under the terms of the Plan, the funds relating to each Option exercised shall be paid over to the Corporation. As soon as practicable thereafter, certificates for the whole shares of Common Stock purchased shall be issued to Participants whose Options have been so exercised.

         (c) No fractional shares of Common Stock shall be issued under any circumstances. In lieu of any such fractional shares, Participants shall receive a cash payment based on the Stock Price on the applicable Purchase Date or, in the case of a purchase in accordance with Section 7 (d) of the Plan, the date on which the Corporation receives written notice of the Participant's or his or her estate's election to purchase shares of Common Stock thereunder.

         (d) Shares of Common Stock issued under the Plan shall be issued in the name of the Participant, unless such Participant has given written notice to the Corporation directing that the shares of Common Stock be issued in the name of the Participant and his or her spouse as tenants by the entireties or joint tenants with right of survivorship. Shares of Common Stock will not be issued in any other name or names under the Plan.

9.       Rights not Transferable

         Except as contemplated by Section 8(d) of the Plan, an Eligible Employee's rights to subscribe for shares of Common Stock under the Plan and rights in respect of any Option granted under the Plan belong to the Eligible Employee alone and may not be transferred, assigned to, or availed of for any purpose by any other person.

10.      Administration

         The Plan shall be administered by the Director of Personnel of the Corporation, who shall have full authority, consistent with the Plan, to interpret the Plan, to promulgate such rules and regulations with respect to the Plan as he or she deems desirable, to delegate his or her responsibilities hereunder to appropriate persons and to make all other determinations necessary or desirable for the administration of the Plan. All decisions, determinations and interpretations of the Director of Personnel or his or her designee shall be binding upon all persons.

 11.     Amendment or Termination of the Plan

         The Board of Directors of the Corporation shall have the right to amend, modify or terminate the Plan at any time without notice: provided, however, that no Participant's then existing rights may be adversely affected and, provided further, that no such amendment or modification of the Plan may decrease the purchase price for the shares of Common Stock offered under the Plan, and no amendment may be made without approval of the stockholders of the Corporation if approval is required under Code Section 423 and if the amendment would (i) increase the maximum number of shares of Common Stock that a Participant may purchase, (ii) extend the duration of the Plan, or (iii) increase the number of shares of Common Stock offered under the Plan (other then as a result of the provisions of Section 3 (b) of the Plan). Notwithstanding the above, the Plan will terminate effective at midnight on the first Friday in April, 2003.